Exhibit 99.1

NEWS RELEASE 07-004 For Immediate Release	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802 Ken Dennard, Managing Partner DRG&E / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES

FOURTH QUARTER 2006 AND RECORD CALENDAR 2006 RESULTS

Updating 2007 earnings and capital expenditure guidance

February 15, 2007 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the fourth quarter and year ended December 31, 2006. Following are highlights for such periods:

•	Overall Q4 2006 revenues increased 14% from Q4 2005

•	Q4 2006 OSV dayrates increased 22% over Q4 2005

•	Q4 2006 TTB dayrates increased 11% over Q4 2005

•	Calendar 2006 revenue increased 50% over calendar 2005

•	Calendar 2006 net income more than doubled calendar 2005 net income

Fourth quarter 2006 revenues increased 14.4% to $65.3 million compared to $57.1 million for the fourth quarter of 2005. Operating income was $25.5 million, or 39.1% of revenues, for the fourth quarter of 2006 compared to $24.9 million, or 43.6% of revenues, for the prior-year quarter. Operating income for the fourth quarter of 2006 includes a gain on sale of assets of $1.5 million. This gain was offset in part by a $1.2 million charge for the adoption of FAS 123R on January 1, 2006, which requires the expensing of stock-based compensation. Excluding the net effect of these items, operating income would have been $25.2 million, or 38.6% of revenues, for the fourth quarter of 2006.

EBITDA for the fourth quarter of 2006 was $34.2 million ($32.7 million excluding the $1.5 million gain on sale of assets) compared to the fourth quarter 2005 EBITDA of $32.2 million and in-line with the Company’s recently revised fourth quarter 2006 guidance range of $33.0 million to $34.0 million, which included the gain. After making certain adjustments to EBITDA for losses on early extinguishment of debt, FAS 123R stock-based compensation expense and interest income required to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors, Adjusted EBITDA for the fourth quarter of 2006 was $40.8 million. For additional information regarding EBITDA and Adjusted EBITDA as non-GAAP financial measures, please see Note 8 to the accompanying data tables.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

Net income for the fourth quarter of 2006 was $17.0 million, or $0.64 per diluted share, compared to $15.1 million, or $0.55 per diluted share in the year-ago quarter. Excluding the impact of FAS 123R, adjusted net income for the fourth quarter of 2006 was $17.8 million, or $0.66 per diluted share. Diluted EPS for the fourth quarter of 2006 was 16.4% higher than diluted EPS for the fourth quarter of 2005, despite having recorded $1.2 million ($0.8 million after-tax, or $0.03 per diluted share) in FAS 123R stock-based compensation expense.

Included in net income for the fourth quarter of 2006 was approximately $5.4 million ($3.5 million after-tax, or $0.13 per diluted share) of interest income, up from $2.8 million ($1.8 million after-tax, or $0.07 per diluted share) in the fourth quarter of 2005. This increase in interest income was primarily due to a higher cash position resulting from cash provided by operating activities and proceeds raised during the Company’s November 2006 convertible notes offering, as well as a higher average interest rate earned in the fourth quarter of 2006. In the fourth quarter of 2006, net income also included a gain on the sale of assets of $1.5 million ($1.0 million after-tax, or $0.04 per diluted share) resulting from the sale of one ocean-going tug, the Ponce Service in October 2006.

OSV Segment. Revenues from the OSV segment were $39.3 million for the fourth quarter of 2006, an increase of 10.1% from $35.7 million for the same period in 2005. The average OSV dayrates for the fourth quarter of 2006 improved 21.7%, or $3,449 per day, to $19,352 compared to $15,903 for the same period in 2005. OSV utilization was 84.9% for the fourth quarter of 2006 compared to 94.8% during the same period in 2005. This decrease in utilization was primarily due to events experienced in the second half of the fourth quarter. The primary driver was the volatility in the spot market demand for 200 class vessels in the U.S. Gulf of Mexico (GoM). Partial drivers included shipyard delays for regulatory drydockings and unscheduled repairs and additional downtime related to the positioning and outfitting of one of the Company’s offshore supply vessels for specialty service. However, despite the 10 point drop in utilization, the Company’s effective, or utilization-adjusted, dayrates for the OSV segment were 9.0% higher than the year-ago quarter. OSV operating income decreased $1.7 million, or 9.1%, from $18.7 million for the fourth quarter of 2005 to $17.0 million this quarter. This decrease was primarily related to market-driven personnel cost increases that included higher crew wages and FAS 123R expense associated with restricted stock units granted to mariners that was disclosed in August 2006.

TTB Segment. Revenues from the TTB segment of $26.0 million for the fourth quarter of 2006 increased $4.5 million, or 20.9% compared to $21.5 million for the same period of 2005. Average TTB dayrates rose $1,701 to $16,799 compared to $15,098 during the same period of 2005. These increases in revenues and average dayrates were related to the full quarter contribution of two double-hulled tank barges delivered on various dates during the fourth quarter of 2005 and the reinstatement of a previously retired single-hulled tank barge in early October 2006. Utilization in the TTB segment for the fourth quarter of 2006 was 92.4% compared to 92.9% in the prior-year quarter. TTB operating income increased from $6.2 million for the fourth quarter of 2005 to $8.5 million this quarter, an increase of $2.3 million or 37.1%. TTB operating margins increased from 29.1% to 32.7%. Excluding a $1.5 million gain on sale of an ocean-going tug in October 2006, TTB operating margins were 26.9% for the fourth quarter of 2006.

General and Administrative (G&A). G&A expenses for the fourth quarter of 2006 were up $0.6 million over the same period in 2005 to $6.6 million, largely driven by FAS 123R stock-based compensation expense. The Company’s G&A margin of 10% of revenues for the current quarter remains in-line with its industry peers and its prior guidance for this expense category.

Calendar 2006 Results

Revenues for 2006 increased 50.4% to $274.6 million compared to $182.6 million for the same period in 2005. Operating income was $120.4 million, or 43.8% of revenues, for 2006 compared to $70.0 million, or 38.3% of revenues, for the same period in 2005. Net income for 2006 increased 103.5% to $76.1 million, or $2.77 per diluted share, compared to net income of $37.4 million, or $1.64 per diluted share, for 2005. Excluding the impact of FAS 123R, adjusted net income for 2006 was $79.4 million, or $2.89 per diluted share. The Company’s results for 2006 were favorably impacted by a significant increase in dayrates for both business segments and the full year contribution of five newly constructed double-hulled tank barges that were delivered on various dates throughout 2005. Effective dayrates for the Company’s OSV and TTB segments increased 35.6% and 42.0%, respectively, compared to calendar 2005. The Company’s net income for 2005 included a $1.7 million ($1.1 million after tax or $0.05 per share) loss on early extinguishment of debt related to the January 2005 redemption of the non-tendered 10.625% senior notes that were still outstanding as of December 31, 2004.

Future Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future earnings and certain events. These statements are forward-looking and actual results may differ materially. Other than as expressly stated, these statements do not include the potential impact of any future capital transactions, such as vessel acquisitions, unexpected vessel repairs and shipyard delays, business combinations, divestitures, financings and unannounced newbuild programs that may be commenced after the date of this disclosure. For additional information concerning forward-looking statements, please see the note at the end of this news release.

Earnings Outlook

First Quarter 2007 Guidance. The Company expects EBITDA for the first quarter of 2007 to range between $25.0 million and $30.0 million. Please refer to the attached data table and Note 8 for a definition and reconciliation of forward EBITDA guidance to its most directly comparable GAAP financial measure. The Company expects diluted earnings per share, or EPS, for the first quarter of 2007 to range between $0.42 and $0.55.

Updated Calendar 2007 Guidance. The Company now expects EBITDA for the full calendar year 2007 to range between $125.0 million and $145.0 million and diluted EPS is now expected to range between $2.19 and $2.68.

Key Assumptions. The Company’s forward earnings guidance, outlined above and in the attached data tables, assumes that current OSV and TTB market conditions remain constant. Fleetwide average OSV dayrates are anticipated to be in the $17,000 to $19,000 range and fleetwide OSV utilization is anticipated to be in the mid-80% to low-90% range during the 2007 guidance periods. Fleetwide average TTB dayrates are generally anticipated to be in the $16,000 to $18,000 range and fleetwide TTB utilization is anticipated to be in the low-90% range during the 2007 guidance periods.

Given the revised newbuild delivery expectations discussed below, the Company has not included any contribution from its MPSV conversion program, nor has it included any contribution from the OSVs to be constructed under its OSV Newbuild Program #4 in its 2007 guidance. Today’s revised guidance for 2007 assumes a reduced partial-year contribution from three 60,000-barrel tank barges to be delivered under the Company’s TTB Newbuild Program #2, which is expected to result in EBITDA from the TTB segment of 39% of the mid-point of the company-wide 2007 guidance range of $125.0 million to $145.0 million.

As previously reported, the Company expects the aggregate operating expenses of its current fleet (excluding the incremental impact of any new vessels to be delivered) to increase in 2007 by about 25% above the Company’s 2006 results. The Company believes these operating cost increases are commensurate with recently observed trends in the oilfield service industry, such as prevailing inflationary pressures caused by significantly higher wages due to labor shortages and increased demand for qualified mariners, as well as increases in insurance and shipyard repair and maintenance costs. G&A is also expected to increase about 25%, including an increase in FAS 123R expense. However, G&A is still anticipated to remain between 10% and 12% of revenues for 2007.

Capital Expenditures Outlook

Update on Maintenance Capital Expenditures. The Company expects maintenance capital expenditures for the first quarter of 2007 and calendar year 2007 to be approximately $13.0 million and $29.0 million, respectively. Please refer to the attached data table for a summary, by period, of historical and projected data for each of the following three major categories of maintenance capital expenditures: (i) deferred drydocking charges; (ii) other vessel capital improvements; (iii) non-vessel related capital improvements.

Update on MPSV Conversion Program. The two sulfur tankers are currently undergoing conversion at an East Coast shipyard and are at various stages of the conversion cycle. Design enhancements, together with higher than expected man-hours resulting from unplanned project complexities, have resulted in a change in the project’s scope and increased labor costs. In consideration of these factors, the 370 class multi-purpose supply vessels, or MPSVs, are now expected to be delivered in the first half of 2008 with a total project cost of approximately $150.0 million in the aggregate based on internal estimates. Since the inception of this program, the Company has incurred approximately $39.2 million of project costs, with $12.0 million spent during the fourth quarter of 2006.

Update on OSV Newbuild Program #4. Phase 2 of the Company’s fourth OSV newbuild program is comprised of a mix of nine proprietary 250 EDF class OSVs and four proprietary 240 ED class OSVs, with an aggregate capacity of about 38,000 deadweight tons, currently under construction at two domestic shipyards. Projected delivery dates for these 13 vessels range from early 2008 through early 2010. Based on current contracts and internal estimates, the total cost of the 13 new vessels, before construction period interest, is expected to be approximately $305.0 million in the aggregate. Since the inception of this program, the Company has incurred approximately $22.5 million of project costs, with $9.1 million spent during the fourth quarter of 2006. Phase 1 of this program remains deferred until further notice.

Update on TTB Newbuild Program #2. In September 2005, the Company announced its second TTB newbuild program. This program currently includes three 60,000-barrel double-hulled tank barges that are under construction at a domestic shipyard and four ocean-going tugs being retrofitted at another domestic shipyard. These vessels are still expected to be delivered on various dates throughout 2007, although later than previously anticipated due to shipyard delays. Since the inception of this program, the Company has incurred approximately $19.1 million of project costs, with $3.6 million spent during the fourth quarter of 2006. The total cost of the vessels currently in the shipyards is expected to be $70.0 million. The Company continues to explore its options with respect to the remaining 220,000 barrels of barge capacity that are contemplated under this program.

Please refer to the attached data tables for a summary, by period, of historical and projected data for each of the contracted growth initiatives outlined above. All of the above capital costs and delivery date estimates for contracted growth initiatives are based on the latest available information and are subject to change. All of the figures set forth above represent expected cash outlays and do not include the allocation of construction period interest.

Conference Call

The Company will hold a conference call to discuss its fourth quarter 2006 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) today, February 15, 2007. To participate in the call, dial (303) 262-2050 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time, or access it live over the Internet by logging onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, DRG&E, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through February 22, 2007, and may be accessed by calling (303) 590-3000 and using the pass code 11083406#.

Attached Data Tables

The Company has posted an electronic version of the following four pages of data tables, which are downloadable in Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns a fleet of over 60 vessels primarily serving the energy industry.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which Hornbeck Offshore discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations and projections about future events or conditions. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. Although the Company believes that the assumptions, expectations and projections reflected in these forward-looking statements are reasonable based on the information known to the Company today, the Company can give no assurance that the assumptions, expectations and projections will prove to be correct. The Company cautions readers that it undertakes no obligation to update or publicly release any revisions to the forward-looking statements in this press release hereafter to reflect the occurrence of any events or circumstances or any changes in its assumptions, expectations and projections, except to the extent required by applicable law. Important factors that might cause future results to differ from these assumptions, expectations and projections include, but are not limited to, industry risks, changes in capital spending budgets by customers, oil and natural gas prices, variations in demand for vessel services including the inability to secure additional upstream contracts for TTB vessels, increases in operating costs, the inability to accurately predict vessel utilization, the level of fleet additions by competitors and over-capacity, economic and political risks, weather related risks, the ability to attract and retain qualified marine personnel, regulatory risks, the repeal or administrative weakening of the Jones Act, shipyard construction delays and cost overruns and related risks, vessel accidents, unplanned customer suspensions, cancellations or non-renewal of contracts, unexpected litigation and insurance expenses and other factors described in the Company’s most recent Annual Report on Form 10-K and other filings filed with the Securities and Exchange Commission. This press release also contains the non-GAAP financial measure of earnings (net income) before interest, income taxes, depreciation, and amortization, or EBITDA, and Adjusted EBITDA. Reconciliations of these financial measures to the most directly comparable GAAP financial measures are provided in this press release. Management’s opinion regarding the usefulness of such measures to investors and a description of the ways in which management uses such measures can be found in the Company’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission as well as in Note 8 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2006	September 30, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Revenues	$65,298	$77,502	$57,137	$274,551	$182,586
Costs and expenses
Operating expenses	26,081	24,603	18,866	95,591	66,910
Depreciation and amortization	8,697	8,121	7,282	32,021	27,270
General and administrative expenses	6,580	7,114	6,041	28,388	20,327

	41,358	39,838	32,189	156,000	114,507

Gain (loss) on sale of assets	1,526	—	(8)	1,854	1,893

Operating income	25,466	37,664	24,940	120,405	69,972
Other income (expense)
Loss on early extinguishment of debt	—	—	—	—	(1,698)
Interest income	5,390	3,998	2,783	16,074	3,178
Interest expense	(4,732)	(4,139)	(4,008)	(17,675)	(12,558)
Other income (expense), net [1]	2	37	(17)	70	87

	660	(104)	(1,242)	(1,531)	(10,991)

Income before income taxes	26,126	37,560	23,698	118,874	58,981
Income tax expense	9,083	13,614	8,614	42,740	21,538

Net income	$17,043	$23,946	$15,084	$76,134	$37,443

Basic earnings per share of common stock	$0.65	$0.88	$0.56	$2.82	$1.67

Diluted earnings per share of common stock	$0.64	$0.86	$0.55	$2.77	$1.64

Weighted average basic shares outstanding [2]	26,260	27,252	26,794	26,966	22,369

Weighted average diluted shares outstanding [2]	26,802	27,761	27,261	27,461	22,837

Other Operating Data (unaudited):
	Three Months Ended			Twelve Months Ended
	December 31, 2006	September 30, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Offshore Supply Vessels:
Average number	25.0	25.0	25.0	25.0	24.6
Average fleet capacity (deadweight)	59,042	59,042	59,042	59,042	57,658
Average vessel capacity (deadweight)	2,362	2,362	2,362	2,362	2,341
Average utilization rate [3]	84.9%	89.7%	94.8%	90.3%	96.2%
Average dayrate [4]	$19,352	$20,650	$15,903	$19,380	$13,413
Effective dayrate [5]	$16,430	$18,523	$15,076	$17,500	$12,903
Tugs and Tank Barges:
Average number of tank barges [6]	18.0	17.0	16.1	17.6	14.6
Average fleet capacity (barrels) [6]	1,538,071	1,459,984	1,257,090	1,488,177	1,072,075
Average barge size (barrels)	85,448	85,881	75,381	84,267	71,651
Average utilization rate [3]	92.4%	94.1%	92.9%	92.7%	87.1%
Average dayrate [7]	$16,799	$22,419	$15,098	$18,064	$13,542
Effective dayrate [5]	$15,522	$21,096	$14,026	$16,745	$11,795

Balance Sheet Data (unaudited):
	As of December 31, 2006	As of December 31, 2005
Cash and cash equivalents	$474,261	$271,739
Working capital	489,261	290,471
Property, plant and equipment, net	531,951	462,041
Total assets	1,098,380	796,675
Total long-term debt	549,497	299,449
Stockholders' equity	428,067	429,495

Cash Flow Data (unaudited):
	Twelve Months Ended
	December 31, 2006	December 31, 2005
Cash provided by operating activities	$131,223	$75,806
Cash used in investing activities	(87,138)	(120,617)
Cash provided by financing activities	158,364	262,202

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2006	September 30, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Offshore Supply Vessels:
Revenues	$39,318	$44,413	$35,680	$166,381	$117,435
Operating income	$16,969	$22,185	$18,705	$80,357	$56,998
Operating margin	43.2%	50.0%	52.4%	48.3%	48.5%

Components of EBITDA [8]
Net income	$11,574	$14,361	$11,462	$51,563	$30,831
Interest expense (income), net	(769)	(301)	686	(83)	6,861
Income tax expense	6,168	8,161	6,539	28,946	17,734
Depreciation	3,542	3,486	3,358	13,961	12,913
Amortization	941	1,044	737	3,383	2,284

EBITDA [8]	$21,456	$26,751	$22,782	$97,770	$70,623

Adjustments to EBITDA
Loss on early extinguishment of debt	$—	$—	$—	$—	$1,658
Stock-based compensation expense	647	675	—	2,770	—
Interest income	3,775	2,933	2,103	11,386	2,435

Adjusted EBITDA [8]	$25,878	$30,359	$24,885	$111,926	$74,716

EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$21,456	$26,751	$22,782	$97,770	$70,623
Cash paid for deferred drydocking charges	(1,987)	(1,554)	(590)	(6,727)	(3,110)
Cash paid for interest	(5,741)	(48)	(6,438)	(11,678)	(11,047)
Cash paid for taxes	(150)	(549)	—	(699)	—
Changes in working capital	9,482	3,762	1,386	1,986	(2,106)
Stock-based compensation expense	707	675	—	2,770	—
Loss on early extinguishment of debt	—	—	—	—	1,658
Changes in other, net	(23)	87	(43)	164	(95)

Net cash provided by operating activities	$23,744	$29,124	$17,097	$83,586	$55,923

Tugs and Tank Barges:
Revenues	$25,980	$33,089	$21,457	$108,170	$65,151
Operating income	$8,497	$15,479	$6,235	$40,048	$12,974
Operating margin	32.7%	46.8%	29.1%	37.0%	19.9%

Components of EBITDA [8]
Net income	$5,473	$9,585	3,621	$24,571	$6,612
Interest expense, net	111	442	539	1,684	2,519
Income tax expense	2,914	5,453	2,075	13,794	3,804
Depreciation	2,596	2,591	2,040	10,109	7,041
Amortization	1,617	1,000	1,148	4,568	5,032

EBITDA [8]	$12,711	$19,071	$9,423	$54,726	$25,008

Adjustments to EBITDA
Loss on early extinguishment of debt	$—	$—	$—	$—	$40
Stock-based compensation expense	601	598	—	2,426	—
Interest income	1,615	1,065	680	4,687	743

Adjusted EBITDA [8]	$14,927	$20,734	$10,103	$61,839	$25,791

EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$12,711	$19,071	$9,423	$54,726	$25,008
Cash paid for deferred drydocking charges	(2,977)	(1,385)	(1,339)	(6,154)	(3,717)
Cash paid for interest	(3,447)	(26)	(3,032)	(6,859)	(6,841)
Cash paid for taxes	(149)	(550)	—	(699)	—
Changes in working capital	(2,324)	4,207	1,509	6,038	7,245
Stock-based compensation expense	541	598	—	2,426	—
Loss on early extinguishment of debt	—	—	—	—	40
Changes in other, net	(1,668)	30	(74)	(1,841)	(1,852)

Net cash provided by operating activities	$2,687	$21,945	$6,487	$47,637	$19,883

Consolidated:
Revenues	$65,298	$77,502	$57,137	$274,551	$182,586
Operating income	$25,466	$37,664	$24,940	$120,405	$69,972
Operating margin	39.0%	48.6%	43.6%	43.9%	38.3%

Components of EBITDA [8]
Net income	$17,047	$23,946	$15,083	$76,134	$37,443
Interest expense (income), net	(658)	141	1,225	1,601	9,380
Income tax expense	9,082	13,614	8,614	42,740	21,538
Depreciation	6,138	6,077	5,398	24,070	19,954
Amortization	2,558	2,044	1,885	7,951	7,316

EBITDA [8]	$34,167	$45,822	$32,205	$152,496	$95,631

Adjustments to EBITDA
Loss on early extinguishment of debt	$—	$—	$—	$—	$1,698
Stock-based compensation expense	1,248	1,273	—	5,196	—
Interest income	5,390	3,998	2,783	16,073	3,178

Adjusted EBITDA [8]	$40,805	$51,093	$34,988	$173,765	$100,507

EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$34,167	$45,822	$32,205	$152,496	$95,631
Cash paid for deferred drydocking charges	(4,964)	(2,939)	(1,929)	(12,881)	(6,827)
Cash paid for interest	(9,188)	(74)	(9,470)	(18,537)	(17,888)
Cash paid for taxes	(299)	(1,099)	—	(1,398)	—
Changes in working capital	7,158	7,969	2,895	8,024	5,139
Stock-based compensation expense	1,248	1,273	—	5,196	—
Loss on early extinguishment of debt	—	—	—	—	1,698
Changes in other, net	(1,691)	117	(117)	(1,677)	(1,947)

Net cash provided by operating activities	$26,431	$51,069	$23,584	$131,223	$75,806

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Per Share Data and Tax Rates)

Forward Earnings Guidance and Projected EBITDA Reconciliation: (Unaudited)

2007 Guidance	First Quarter 2007 Estimate		Full-Year 2007 Estimate		Full-Year 2007 Prior Estimate		Pro Forma Run-Rate[10]
	Low	High	Low	High	Low	High
Components of Projected EBITDA [8]
Adjusted EBITDA [8]	$33.2	$38.2	$153.2	$173.2	$187.7	$197.7	$256.1
Interest income	5.6	5.6	18.7	18.7	18.2	18.2	25.0
Stock-based compensation expense	2.6	2.6	9.5	9.5	9.5	9.5	9.5

EBITDA [8]	$25.0	$30.0	$125.0	$145.0	$160.0	$170.0	$221.6
Depreciation	6.4	6.4	28.1	28.1	29.0	29.0	48.1
Amortization	2.6	2.6	11.9	11.9	10.7	10.7	17.7
Interest (income) expense, net	(0.8)	(0.8)	(2.8)	(2.8)	(0.6)	(0.6)	(0.6)
Income tax expense	5.7	7.4	29.9	36.7	41.1	44.5	53.2
Income tax rate	34.0%	34.0%	34.0%	34.0%	34.0%	34.0%	34.0%
Net income	$11.1	$14.4	$57.9	$71.1	$79.8	$86.4	$103.2

Weighted average diluted shares outstanding	26.3	26.3	26.5	26.5	26.3	26.3	26.5
Earnings per diluted share	$0.42	$0.55	$2.19	$2.68	$3.03	$3.29	$3.89

Projected EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$25.0	$30.0	$125.0	$145.0	$160.0	$170.0	$221.6
Cash paid for deferred drydocking charges	(6.4)	(6.4)	(14.7)	(14.7)	(9.2)	(9.2)	(16.9)
Cash paid for interest	—	—	(22.5)	(22.5)	(22.6)	(22.6)	(24.4)
Cash paid for taxes	(0.1)	(0.2)	(0.3)	(0.7)	(3.5)	(5.8)	(10.1)
Changes in working capital [9]	18.4	17.3	47.8	43.0	31.3	30.5	32.3
Stock-based compensation expense	2.6	2.6	9.5	9.5	9.5	9.5	9.5
Changes in other, net [9]	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)

Cash flows provided by operating activities	$39.3	$43.1	$144.6	$159.4	$165.3	$172.2	$211.8

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Historical Data)

Capital Expenditures Data (unaudited) 11:

Historical Data (in thousands):
	Three Months Ended			Twelve Months Ended
	December 31, 2006	September 30, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Maintenance Capital Expenditures:
Deferred drydocking charges	$4,964	$2,939	$1,929	$12,881	$6,827
Other vessel capital improvements, net	3,569	1,974	(56)	8,420	3,979
Non-vessel related capital improvements	1,684	639	410	5,067	2,577

	$10,217	$5,552	$2,283	$26,368	$13,383

Growth Capital Expenditures:
Completed:
TTB newbuild program #1	$460	$—	$7,924	$5,870	$65,775
AHTS acquisition and retrofit costs	—	—	1,306	2,338	29,181
Active:
MPSV conversion program	12,063	9,492	4,090	27,316	8,064
TTB newbuild program #2	3,640	9,582	3,690	15,384	3,690
OSV newbuild program #4	9,086	8,263	5,062	22,507	5,062

	$25,249	$27,337	$22,072	$73,415	$111,772

Forecasted Data:
	1Q2007E	2Q2007E	3Q2007E	4Q2007E	2007E
Maintenance Capital Expenditures:
Deferred drydocking charges	$6.4	$3.5	$2.6	$2.2	$14.7
Other vessel capital improvements	1.8	2.4	1.4	1.4	7.0
Non-vessel related capital improvements	4.8	0.7	0.5	1.2	7.2

	$13.0	$6.6	$4.5	$4.8	$28.9

Growth Capital Expenditures:
MPSV conversion program	$24.1	$23.1	$20.5	$17.3	$85.0
TTB newbuild program #2	22.8	14.7	10.2	3.2	50.9
OSV newbuild program #4	15.9	23.6	27.3	37.3	104.1

	$62.8	$61.4	$58.0	$57.8	$240.0

Full Construction Cycle Data:
	Pre-2006	2006	2007	2008	2009 and thereafter	Total
Growth Capital Expenditures:
MPSV conversion program	$11.9	$27.3	$85.0	$25.8	$—	$150.0
TTB newbuild program #2	3.7	15.4	50.9	—	—	70.0
OSV newbuild program #4	—	22.5	104.1	138.6	39.8	305.0

	$15.6	$65.2	$240.0	$164.4	$39.8	$525.0

[1]	Represents other income and expenses, including gains or losses related to foreign currency exchange and minority interests in income or loss from unconsolidated entities.
[2]

On October 6, 2005, the Company issued 6,100 shares of common stock, which resulted in 27,151 basic shares outstanding on the close of business on December 31, 2005. For the three months ended December 31, 2006, September 30, 2006 and December 31, 2005 and, stock options representing rights to acquire 164, 345 and 23 shares, respectively, of common stock were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive. For the year ended December 31, 2006 and 2005, stock options representing rights to acquire 323 and 42 shares, respectively, of common stock were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive. Stock options are anti-dilutive when the results from operations are a net loss or when the exercise price of the options is greater than the average market price of the common stock for the period.

[3]	Utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.
[4]	Average dayrates represent average revenue per day, which includes charter hire and brokerage revenue, based on the number of days during the period that the offshore supply vessels generated revenue.
[5]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.
[6]

The averages for the quarters ended December 31, 2006 and September 30, 2006 include a full-quarter contribution of all five double-hulled tank barge newbuilds delivered on various dates throughout 2005 and the sale of the Energy 2202 in May 2006, which was one of the Company’s smaller, single-hulled tank barges. The average for the quarter ending December 31, 2006 includes the Energy 8701 a previously retired tank barge that was reactivated in October 2006.

[7]

Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[8]	Non-GAAP Financial Measure

The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes it provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.

In addition, the Company also makes certain adjustments to EBITDA for losses on early extinguishment of debt, FAS123R stock-based compensation expense and interest income to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors. The Company believes that these ratios are material components such financial covenants and failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.

Set forth below is the material limitations associated with using EBITDA as a non-GAAP financial measures compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•

EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once the Company is no longer in an overall tax net operating loss carryforward position, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.”

[9]

Projected cash flows provided by operating activities are based, in part, on estimated future “changes in working capital” and “changes in other, net,” that are susceptible to significant variances due to the timing at quarter-end of cash inflows and outflows, most of which are beyond the Company’s ability to control. However, any future variances in those two line items from the above forward looking reconciliations should result in an equal and opposite adjustment to actual cash flows provided by operating activities.

[10]

“Pro Forma Run-Rate” scenario illustrates the estimated incremental operating results from all of the vessels that are currently under construction under the MPSV conversion program, TTB Newbuild Program #2, and Phase 2 of OSV Newbuild Program #4, assuming all of those vessels were placed in service as of January 1, 2007 and were working at current market dayrates commensurate with their relative size and service capabilities at full practical utilization in the low to mid-90% range assuming a normalized drydocking schedule. All other key assumptions related to the Company’s current operating fleet, including vessel dayrates, utilization, cash operating expenses, SG&A and income tax expense, are consistent with the Company’s actual estimated 2007 results. Interest (income) expense, net, assumes $24.4 of interest expense offset by $25.0 of interest income on a projected post-construction cash balance of $500.0.

[11]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.